Exhibit 99.1

Contact:	John B. Morse, Jr.	For Immediate Release
	(202) 334-6662	February 28, 2007

THE WASHINGTON POST COMPANY REPORTS

2006 AND FOURTH QUARTER EARNINGS

WASHINGTON – The Washington Post Company (NYSE: WPO) today reported net income of $324.5 million ($33.68 per share) for its fiscal year 2006 ended December 31, 2006, up from $314.3 million ($32.59 per share) for the fiscal year 2005 ended January 1, 2006. Net income for the fourth quarter of 2006 was $95.5 million ($9.97 per share), compared with $102.4 million ($10.65 per share), for the fourth quarter of 2005. The Company’s results for 2006 and 2005 include several unusual or one-time items, as described below.

Previously reported items included in the Company’s results in 2006 (and related fourth quarter activity):

•	Charges of $50.9 million related to early retirement plan buyouts (after-tax impact of $31.7 million, or $3.30 per share);

•

A goodwill impairment charge of $9.9 million at PostNewsweek Tech Media, which was part of the magazine publishing segment (after-tax impact of $6.3 million, or $0.65 per share); a $1.5 million loss on the sale of PostNewsweek Tech Media was recorded in the fourth quarter (after-tax impact of $1.0 million, or $0.10 per share);

•

Transition costs and operating losses at Kaplan related to acquisitions and start-ups for 2006 totaled $11.9 million (after-tax impact of $8.0 million, or $0.83 per share); $2.8 million of these costs were incurred in the fourth quarter (after-tax impact of $1.8 million, or $0.19 per share);

•

A charge for the cumulative effect of a change in accounting for Kaplan equity awards (after-tax impact of $5.1 million, or $0.53 per share) in connection with the Company’s adoption of Statement of Financial Accounting Standards No. 123R (SFAS 123R), “Share-Based Payment”;

•	Insurance recoveries of $10.4 million from cable division losses related to Hurricane Katrina (after-tax impact of $6.4 million, or $0.67 per share);

•	Non-operating gains of $33.8 million from sales of marketable equity securities for the year (after-tax impact of $21.1 million, or $2.19 per share).

The following items are also included in the Company’s results in the fourth quarter of 2006:

•	A $14.2 million non-operating write-down of a marketable equity security (after-tax impact of $9.0 million, or $0.94 per share);

•	A $13.0 million charge related to an agreement to settle a lawsuit at Kaplan (after-tax impact of $8.3 million, or $0.86 per share);

•	A $43.2 million non-operating gain on the sale of BrassRing, in which the Company held a 49% interest (after-tax impact of $27.4 million, or $2.86 per share).

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Items included in the Company’s results in 2005:

•

Charges and lost revenue associated with Hurricane Katrina and other hurricanes; estimated adverse impact on operating income of $27.5 million (after-tax impact of $17.3 million, or $1.80 per share) primarily at the cable division, but also at the television broadcasting and education divisions. Of this amount, $7.5 million related to the fourth quarter of 2005 (after-tax impact of $4.7 million, or $0.49 per share);

•	Non-operating gains of $17.8 million from the sales of non-operating land and marketable securities (after-tax impact of $11.2 million, or $1.16 per share).

Revenue for 2006 was $3,904.9 million, up 10% compared to revenue of $3,553.9 million in 2005. The increase is due mostly to significant revenue growth at the education division, increases at the cable and television broadcasting divisions, and a small increase at the newspaper publishing division, offset by a decline at the magazine publishing division. Operating income for 2006 declined by 11% to $459.8 million, from $514.9 million in 2005. Much of the decline is due to the unusual or one-time operating items described above, as well as a $24.7 million increase in Kaplan stock compensation expense, offset by strong results at the Company’s cable television and television broadcasting divisions.

Revenue for the fourth quarter of 2006 was $1,040.7 million, up 10% from $948.7 million in 2005. The increase in revenue is due to significant growth at the Company’s education, television broadcasting and cable television divisions, offset by declines at the Company’s newspaper and magazine publishing divisions. Operating income for the quarter declined 26% to $116.2 million, from $156.8 million in 2005. Much of the decline is due to the unusual or one-time operating items described above, as well as a $13.8 million increase in Kaplan stock compensation expense, offset by strong results at the Company’s television broadcasting and cable television divisions.

Excluding charges related to early retirement programs, the Company’s 2006 and 2005 operating income includes $21.8 million and $37.9 million of net pension credits, respectively. For the fourth quarter of 2006 and 2005, operating income includes $5.1 million and $9.8 million, respectively, of net pension credits. At January 1, 2006, the Company reduced its expected return on plan assets from 7.5% to 6.5%. At December 31, 2006, the Company raised its assumption on discount rate from 5.75% to 6.0%. Overall, the pension credit is expected to be approximately the same in 2007 as in 2006.

Divisional Results

Education

Education division revenue in 2006 increased 19% to $1,684.1 million, from $1,412.4 million in 2005. Excluding revenue from acquired businesses, education division revenue increased 13% in 2006. Education division revenue totaled $445.4 million for the fourth quarter of 2006, an 18% increase over revenue of $378.4 million for the same period of 2005. Excluding revenue from acquired businesses, education division revenue increased 11% for the fourth quarter of 2006.

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Kaplan reported operating income of $130.2 million for the year, compared to $157.8 million in 2005. Kaplan operating income for the fourth quarter of 2006 was $5.3 million, compared to $42.6 million for the fourth quarter of 2005. The declines are due to a $24.7 million increase in stock compensation expense ($13.8 million increase in the fourth quarter); a fourth quarter $13.0 million charge related to an agreement to settle a lawsuit; a $13.3 million operating income decline at Kaplan Professional’s real estate businesses ($4.8 million decline in the fourth quarter); $11.9 million in transition costs and operating losses from acquisitions and start-ups ($2.8 million of which was incurred in the fourth quarter); a reduction in revenue growth at Kaplan’s test preparation division due to a fourth quarter $6.1 million revenue decrease related to timing of courses and estimates of average course length; and $3.0 million in asset write-downs at the higher education division. These declines were offset by operating income growth at Kaplan’s higher education businesses.

In the second quarter of 2006, Kaplan completed the acquisitions of two businesses: Tribeca Learning Limited, a leading provider of education to the Australian financial services sector, and SpellRead, originator of SpellRead Phonological Auditory Training, a reading intervention program for struggling students. In October 2006, Kaplan completed the acquisitions of two additional businesses: Aspect Education Limited, a major provider of English-language instruction in the U.K., Ireland, Australia, New Zealand, Canada and the U.S.; and PMBR, a nationwide provider of test preparation for the Multistate Bar Exam. These new businesses are all included in the supplemental education results. As noted above, Kaplan incurred $11.9 million in transition costs and operating losses from these acquired businesses and start-ups, most of which are included in the supplemental education results ($2.8 million of which was incurred in the fourth quarter).

A summary of operating results for 2006 and the fourth quarter of 2006 compared to 2005 is as follows:

	Fourth Quarter			YTD
(In thousands)
	2006	2005	% Change	2006	2005	% Change
Revenue
Supplemental education	$206,785	$180,543	15	$805,152	$690,815	17
Higher education	238,574	197,866	21	878,989	721,579	22

	$445,359	$378,409	18	$1,684,141	$1,412,394	19

Operating income (loss)
Supplemental education	$15,818	$28,962	(45)	$109,887	$117,075	(6)
Higher education	26,938	24,005	12	103,938	82,660	26
Kaplan corporate overhead	(18,748)	(5,236)	—	(50,726)	(33,305)	(52)
Other*	(18,721)	(5,149)	—	(32,910)	(8,595)	—

	$5,287	$42,582	(88)	$130,189	$157,835	(18)

*	Other includes charges for Kaplan stock-based incentive compensation and amortization of certain intangibles.

Supplemental education includes Kaplan’s test preparation, professional training and Score! businesses. Excluding revenue from acquired businesses, supplemental education revenue grew by 7% in 2006 and 2% in the fourth quarter of 2006. Test preparation revenue grew by 22% for 2006 and 26% for the fourth quarter of 2006 due to strong enrollment in the GMAT, MCAT, nursing and English-language course offerings, as well as from acquisitions (the October 2006 Aspect and PMBR acquisitions and the August 2005 acquisition of The Kidum Group, the leading provider of test

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preparation services in Israel). Also included in supplemental education is FTC Kaplan Limited (FTC). Headquartered in London, FTC primarily provides training services for accountants and financial services professionals, with training centers in the U.K. and Asia. FTC revenue grew by 25% for 2006 and 31% for the fourth quarter of 2006 due to favorable exchange rates, higher enrollments, price increases and an acquisition. Supplemental education also includes professional real estate, insurance, securities and other professional courses and related products. In April 2005, Kaplan Professional completed the acquisition of BISYS Education Services, a provider of licensing education and compliance solutions for financial services institutions and professionals. Kaplan Professional revenue increased 3% for 2006 due primarily to acquisitions; however, revenue was down 16% in the fourth quarter of 2006 due to soft market demand for Kaplan Professional’s real estate book publishing and real estate course offerings. For the real estate businesses of Kaplan Professional, operating income declined $13.3 million compared to 2005. Also included in supplemental education is Tribeca Learning Limited, which was acquired in the second quarter of 2006 as discussed above. The final business within supplemental education is Score!, which provides academic enrichment to children. Revenue and operating income at Score! were down for 2006. There were 161 Score! centers at the end of December 2006, compared to 168 at the end of December 2005. Operating income for supplemental education is down largely due to soft market demand in Kaplan Professional’s real estate businesses, transition costs and operating losses related to acquisitions, and the reduction in revenue growth at Kaplan’s test preparation division due to a fourth quarter revenue decrease related to timing of courses and estimates of average course length (discussed above).

Higher education includes all of Kaplan’s post-secondary education businesses, including fixed-facility colleges as well as online post-secondary and career programs. In May 2005, Kaplan acquired Singapore-based Asia Pacific Management Institute, a private education provider for undergraduate and postgraduate students in Asia. Excluding revenue from acquired businesses, higher education revenue grew 19% for 2006 and 18% for the fourth quarter of 2006. Higher education enrollments increased 7% to 75,800 at December 31, 2006, compared to 70,900 at December 31, 2005, with most of the enrollment growth occurring in the online programs. Higher education results for the online programs in 2006 benefited from increases in both price and demand, as well as an increase in the number of course offerings. Higher education results in the fourth quarter of 2006 were adversely affected by $3.0 million in asset write-downs related to three campuses; an additional $3.0 million of expense related to lease obligation charges is expected to be incurred in the first and second quarters of 2007.

Corporate overhead represents unallocated expenses of Kaplan, Inc.’s corporate office. Corporate expenses increased in 2006 primarily due to the fourth quarter 2006 charge of $13.0 million related to an agreement to settle a lawsuit.

Other includes charges for incentive compensation arising from equity awards under the Kaplan stock option plan, which was established for certain members of Kaplan’s management. In addition, Other includes amortization of certain intangibles. In the first quarter of 2006, the Company adopted SFAS 123R, which required the Company to change its accounting for Kaplan equity awards from the intrinsic value method to the fair-value-based method of accounting (see additional discussion below regarding the cumulative effect of change in accounting principle). Excluding Kaplan stock compensation expense recorded as a result of this change in accounting, Kaplan recorded stock compensation expense of $27.7 million in 2006, compared to $3.0 million in 2005. For the fourth quarter of 2006, the Company recorded expense of $16.6 million, compared to expense of $2.8 million

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in the fourth quarter of 2005. The increase in the charge for 2006 reflects growth and improved prospects for several Kaplan businesses.

In February 2007, Kaplan announced an agreement to acquire EduNeering Holdings, Inc., a provider of knowledge management solutions for organizations in the pharmaceutical, medical device, healthcare, energy and manufacturing sectors. Headquartered in Princeton, N.J., EduNeering will become part of Kaplan Professional. The acquisition is expected to close in March 2007.

Newspaper Publishing

Newspaper publishing division revenue in 2006 increased 1% to $961.9 million, from $957.1 million in 2005; revenue totaled $247.2 million for the fourth quarter of 2006, a 2% decline from $252.2 million for the fourth quarter of 2005. Division operating income for 2006 totaled $63.4 million, compared to $125.4 million in 2005; operating income declined 24% to $29.0 million in the fourth quarter of 2006, from $38.4 million in the fourth quarter of 2005. The decline in operating results for 2006 is due primarily to $47.1 million in pre-tax charges associated with early retirement plan buyouts at The Washington Post and a decrease in print advertising at The Post, offset by improved results at the division’s online publishing activities, both washingtonpost.com and Slate, and a $2.3 million pre-tax gain on the sale of property. The decline in fourth quarter operating income is due primarily to a decline in print advertising revenue at The Post and increased pension expense. Operating income at the newspaper division was adversely impacted in 2006 by a 4% increase in newsprint expense for the entire newspaper division; in the fourth quarter of 2006, newsprint expense decreased 3% due to a decline in newsprint consumption.

A summary of newspaper publishing division operating results for 2006 compared to 2005 is as follows:

	YTD
(In thousands)	2006		2005	% Change
Operating revenue	$961,905		$957,082	1
Operating expenses, excluding early retirement program expense	(851,370	)*	(831,723)	2

	110,535	*	125,349	(12)
Early retirement program expense	(47,146)		—	—

Operating income	$63,389		$125,359	(49)

* Non-GAAP measure

Print advertising revenue at The Post in 2006 declined 4% to $573.2 million, from $595.8 million in 2005, and declined 8% to $145.6 million for the fourth quarter of 2006, from $158.2 million for the fourth quarter of 2005. The Post reported declines in classified, national and retail advertising in 2006, offset by increases in zoned advertising. Classified recruitment advertising revenue was down 14% to $68.1 million in 2006, from $79.3 million in 2005. In the fourth quarter of 2006, The Post reported declines in classified, national and zoned advertising. Classified recruitment advertising revenue was down 22% to $12.5 million in the fourth quarter of 2006, from $15.9 million in the fourth quarter of 2005.

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Daily circulation at The Post declined 2.9%, and Sunday circulation declined 3.2% in 2006; average daily circulation totaled 673,900, and average Sunday circulation totaled 937,700.

During 2006, revenue generated by the Company’s online publishing activities, primarily washingtonpost.com, increased 28% to $102.7 million, from $80.2 million in 2005. Online revenue increased 22% to $30.0 million for the fourth quarter of 2006, from $24.7 million in the fourth quarter of 2005. Display online advertising revenue grew 46% in 2006 and 35% for the fourth quarter of 2006. Online classified advertising revenue on washingtonpost.com increased 18% in 2006 and 8% for the fourth quarter of 2006. A small portion of the Company’s online publishing revenue is included in the magazine publishing division.

Television Broadcasting

Revenue for the television broadcasting division increased 9% to $361.9 million in 2006, from $331.8 million in 2005, due to an increase of $27.9 million in political advertising and $6.3 million in incremental winter Olympics-related advertising at the Company’s NBC affiliates. Revenue increased 16% in the fourth quarter of 2006 to $104.8 million, from $90.1 million in the fourth quarter of 2005, due to an increase of $18.7 million in political advertising revenue.

Operating income for 2006 increased 13% to $160.8 million, from $142.5 million in 2005. For the fourth quarter of 2006, operating income increased 20% to $49.8 million, from $41.6 million for the fourth quarter of 2005. The increases in operating income are primarily related to the significant political and Olympics revenue in 2006 discussed above, as well as the adverse impact of 2005 hurricanes in Florida and Texas.

Magazine Publishing

Revenue for the magazine publishing division totaled $331.0 million, a 4% decline from $344.9 million for 2005; revenue decreased 3% to $96.0 million for the fourth quarter of 2006, from $99.0 million in the fourth quarter of 2005. The decrease in revenue for 2006 reflects declines in both Newsweek circulation revenue and revenue at PostNewsweek Tech Media, offset by a 1% increase in Newsweek advertising revenue related to increased ad pages at the international editions of Newsweek. The decrease in revenue for the fourth quarter of 2006 reflects a 3% decline in Newsweek advertising revenue as well as lower circulation revenue.

Operating income totaled $27.9 million for 2006, compared to $45.1 million for 2005; operating income for the fourth quarter of 2006 totaled $17.5 million, an 8% decrease from $19.0 million in the fourth quarter of 2005. The decreases for 2006 are due primarily to a $9.9 million goodwill impairment charge at PostNewsweek Tech Media in the third quarter of 2006 and a $1.5 million loss on the sale of PostNewsweek Tech Media recorded in the fourth quarter of 2006. Also adversely impacting results were lower Newsweek circulation revenue and a reduced pension credit, offset by lower operating expenses at Newsweek and a $1.5 million early retirement charge at Newsweek International in the third quarter of 2005.

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All revenue and operating results of the magazine publishing division for 2006 and 2005 include PostNewsweek Tech Media up to the sale date of December 22, 2006.

Cable Television

Cable television division revenue of $565.9 million for 2006 represents an 11% increase from $507.7 million in 2005; revenue totaled $147.3 million for the fourth quarter of 2006, a 14% increase from $129.0 million for the fourth quarter of 2005. The 2006 revenue increase is due primarily to continued growth in the division’s cable modem revenue and a $3 monthly rate increase for basic cable service at most of its systems, effective February 1, 2006. Hurricane Katrina had an adverse impact on 2005 revenue of approximately $12.5 million, from subscriber losses and the granting of a 30-day service credit granted to the division’s 94,000 pre-hurricane Gulf Coast subscribers. In 2006, subscriber losses from the hurricane resulted in lost revenue of approximately $12.4 million.

Cable television division operating income increased in 2006 to $120.0 million, from $76.7 million in 2005. The increase in operating income for 2006 is due to several factors, including the division’s revenue growth and an additional $10.4 million in hurricane-related insurance recoveries recorded during the second quarter of 2006 as a reduction of expense in connection with a final settlement on cable division Hurricane Katrina insurance claims. Also, Hurricane Katrina had an estimated adverse impact of $23.7 million on the cable division’s results in 2005, when the Company recorded $9.6 million in property, plant and equipment losses; incurred an estimated $9.4 million in incremental cleanup, repair and other expenses associated with the hurricane; and experienced an estimated $9.7 million reduction in operating income from subscriber losses and the granting of a 30-day service credit to all of its 94,000 pre-hurricane Gulf Coast subscribers. Offsetting these items, a $5.0 million insurance recovery was recorded for part of the hurricane losses through December 31, 2005 under the Company’s property and business interruption insurance program (this was recorded as a reduction of cable division expense in the fourth quarter of 2005). Cable division results in 2006 continue to include the impact of subscriber losses and expenses as a result of Hurricane Katrina. As noted above, the Company estimates that lost revenue for 2006 was approximately $12.4 million; variable cost savings offset a portion of the lost revenue impact on the cable division’s operating income. The Company also incurred an estimated $5.4 million in incremental cleanup and repair expense in 2006.

For the fourth quarter of 2006, cable division operating income increased to $26.8 million, from $24.8 million for the fourth quarter of 2005. The increase in operating income for the fourth quarter of 2006 is due mostly to the hurricane, which had an estimated adverse impact of $5.2 million on 2005 results. In the fourth quarter of 2005, the cable division incurred an estimated $4.9 million in incremental cleanup, repair and other expenses associated with the hurricane, and experienced an estimated $5.3 million reduction in operating income from subscriber losses; a $5.0 million insurance recovery in 2005, discussed above, reduced the adverse impact of the hurricane on 2005 results. Offsetting these items, the cable division’s results in the fourth quarter of 2006 continue to be adversely impacted by the hurricane, along with increases in depreciation and programming expense.

At December 31, 2006, the Gulf Coast region shows increases in all Revenue Generating Unit (RGU) categories compared to estimated subscriber counts as of December 31, 2005. For all other regions, there is an increase in RGUs due to continued growth in high-speed data subscribers, offset by a

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decline in basic video and digital video subscriber categories primarily as a result of the $3 monthly basic rate increase implemented in February 2006. The cable division began offering telephone services on a very limited basis in the second quarter of 2006; as of December 31, 2006, telephone services are being offered to about half of homes passed. A summary of RGUs broken down by Gulf Coast and all other regions is as follows:

Cable Television Division Subscribers	December 31, 2006	December 31, 2005*
Gulf Coast Region
Basic	84,531	72,770
Digital	31,686	27,501
High-speed data	36,335	24,049
Telephony	—	—

Total	152,552	124,320

All Other Regions
Basic	609,019	616,408
Digital	182,187	186,900
High-speed data	252,675	210,012
Telephony	2,925	—

Total	1,046,806	1,013,320

Total
Basic	693,550	689,178
Digital	213,873	214,401
High-speed data	289,010	234,061
Telephony	2,925	—

Total	1,199,358	1,137,640

*	Gulf Coast region subscriber figures as of December 31, 2005 are estimated and reflect a 21,400, 7,700 and 3,100 decline, respectively, in estimated basic, digital and high-speed data subscribers due to Hurricane Katrina.

Corporate Office

The corporate office operating expenses increased to $42.5 million and $12.2 million for 2006 and the fourth quarter of 2006, respectively, from $32.6 million and $9.5 million for 2005 and the fourth quarter of 2005, respectively. The increases are due to $3.8 million in pre-tax charges recorded in the second quarter of 2006 associated with early retirement plan buyouts at the corporate office, increased technology costs and other compensation related expenses.

Equity in Earnings (Losses) of Affiliates

The Company’s equity in earnings of affiliates for 2006 was $0.8 million, compared to losses of $0.9 million in 2005. For the fourth quarter of 2006, the Company’s equity in earnings of affiliates totaled $2.2 million, compared to earnings of $0.3 million for the fourth quarter of 2005. The Company’s affiliate investments at the end of 2006 consisted primarily of a 49% interest in Bowater Mersey Paper Company Limited.

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In November 2006, the Company sold its 49% interest in BrassRing and recorded a pre-tax non-operating gain of $43.2 million in the fourth quarter of 2006.

Other Non-Operating Income (Expense)

The Company recorded other non-operating income, net, of $73.4 million in 2006, compared to $9.0 million in 2005. For the fourth quarter of 2006, the Company recorded non-operating income, net of $35.2 million, compared to non-operating expense, net, of $1.3 million for the fourth quarter of 2005. The 2006 non-operating income, net, comprises a $43.2 million gain from the sale of the Company’s interest in BrassRing, $33.8 million in gains related to the sales of marketable securities and $11.9 million in foreign currency gains, offset by a $14.2 million write-down of a marketable equity security and other non-operating items. The 2005 non-operating income comprises $17.8 million in gains related to the sales of non-operating land and marketable securities, offset by $8.1 million in foreign currency losses and other non-operating items.

Net Interest Expense

The Company incurred net interest expense of $14.9 million in 2006, compared to $23.4 million in 2005; net interest expense totaled $2.9 million for the fourth quarter of 2006, versus $4.6 million for the fourth quarter of 2005. The declines in net interest expense are primarily due to increases in interest income in 2006 and the fourth quarter of 2006. At December 31, 2006, the Company had $407.2 million in borrowings outstanding at an average interest rate of 5.5%; at January 1, 2006, the Company had $428.4 million in borrowings outstanding at an average interest rate of 5.4%.

Provision for Income Taxes

The effective tax rate was 36.5% for 2006 and 37.1% for 2005. The decline in the 2006 effective tax rate is primarily due to lower state taxes. A significant portion of the lower state taxes in 2006 is not expected to recur in 2007. Accordingly, the Company expects an effective tax rate in 2007 of approximately 38.25%, due to higher state taxes, offset in part by lower taxes provided with respect to increased earnings of foreign subsidiaries.

Cumulative Effect of Change in Accounting Principle

In the first quarter of 2006, the Company adopted SFAS 123R, which requires companies to record the cost of employee services in exchange for stock options based on the grant-date fair value of the awards. SFAS 123R did not have any impact on the Company’s results of operations for Company stock options as the Company adopted the fair-value-based method of accounting for Company stock options in 2002. However, the adoption of SFAS 123R required the Company to change its accounting for Kaplan equity awards from the intrinsic value method to the fair-value-based method of accounting. As a result, in the first quarter of 2006, the Company reported a $5.1 million after-tax charge for the cumulative effect of change in accounting for Kaplan equity awards ($8.2 million in pre-tax Kaplan stock compensation expense).

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Earnings Per Share

The calculations of diluted earnings per share for 2006 and the fourth quarter of 2006 were based on 9,605,565 and 9,581,415 weighted average shares, respectively, compared to 9,615,897 and 9,615,530 weighted average shares, respectively, for 2005 and the fourth quarter of 2005. The Company repurchased 77,300 shares of its Class B common stock at a cost of $56.6 million during the fourth quarter of 2006.

Forward-Looking Statements

This report contains certain forward-looking statements that are based largely on the Company’s current expectations. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results and achievements to differ materially from those expressed in the forward-looking statements. For more information about these forward-looking statements and related risks, please refer to the section titled “Forward-Looking Statements” in Part I of the Company’s Annual Report on Form 10-K.

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THE WASHINGTON POST COMPANY

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except share and per share amounts)

	Fourth Quarter		%
	2006	2005	Change
Operating revenues	$1,040,712	$948,718	10
Operating expenses	(865,074)	(739,516)	17
Depreciation	(56,829)	(49,538)	15
Amortization of intangibles	(2,615)	(2,818)	(7)

Operating income	116,194	156,846	(26)
Equity in earnings of affiliates, net	2,156	254	—
Interest income	3,322	1,624	—
Interest expense	(6,245)	(6,245)	—
Other income (expense), net	35,218	(1,339)	—

Income before income taxes	150,645	151,140	—
Provision for income taxes	(55,100)	(48,700)	13

Net income	95,545	102,440	(7)
Redeemable preferred stock dividends	—	—	—

Net income available for common stock	$95,545	$102,440	(7)

Basic earnings per share	$10.01	$10.67	(6)

Diluted earnings per share	$9.97	$10.65	(6)

Basic average shares outstanding	9,547,646	9,598,083
Diluted average shares outstanding	9,581,415	9,615,530

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THE WASHINGTON POST COMPANY

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except share and per share amounts)

	Year-to-Date		%
	2006	2005	Change
Operating revenues	$3,904,927	$3,553,887	10
Operating expenses	(3,222,921)	(2,840,952)	13
Depreciation	(205,295)	(190,543)	8
Amortization of intangibles and goodwill impairment charge	(16,907)	(7,478)	—

Operating income	459,804	514,914	(11)
Equity in earnings (losses) of affiliates, net	790	(881)	—
Interest income	10,431	3,385	—
Interest expense	(25,343)	(26,754)	(5)
Other income, net	73,452	8,980	—

Income before income taxes and cumulative effect of change in accounting principle	519,134	499,644	4
Provision for income taxes	(189,600)	(185,300)	2

Income before cumulative effect of change in accounting principle	329,534	314,344	5
Cumulative effect of change in method of accounting for share-based payments, net of taxes	(5,075)	—	—

Net income	324,459	314,344	3
Redeemable preferred stock dividends	(981)	(981)	—

Net income available for common stock	$323,478	$313,363	3

Basic earnings per share:
Before cumulative effect of change in accounting principle	$34.34	$32.66	5
Cumulative effect of change in accounting principle	$(0.53)	—	—

Net income available for common stock	$33.81	$32.66	4

Diluted earnings per share:
Before cumulative effect of change in accounting principle	$34.21	$32.59	5
Cumulative effect of change in accounting principle	$(0.53)	—	—

Net income available for common stock	$33.68	$32.59	3

Basic average shares outstanding	9,568,392	9,593,837
Diluted average shares outstanding	9,605,565	9,615,897

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THE WASHINGTON POST COMPANY

BUSINESS SEGMENT INFORMATION

(Unaudited)

(In thousands)

	Fourth Quarter		% Change	Year-to-Date		% Change
	2006	2005		2006	2005
Operating Revenues:
Education	$445,359	$378,409	18	$1,684,141	$1,412,394	19
Newspaper publishing	247,237	252,202	(2)	961,905	957,082	1
Television broadcasting	104,825	90,145	16	361,904	331,817	9
Magazine publishing	95,966	98,987	(3)	331,045	344,894	(4)
Cable television	147,325	128,975	14	565,932	507,700	11

	$1,040,712	$948,718	10	$3,904,927	$3,553,887	10

Operating Expenses:
Education	$440,072	$335,827	31	$1,553,952	$1,254,559	24
Newspaper publishing	218,197	213,833	2	898,516	831,723	8
Television broadcasting	55,004	48,562	13	201,073	189,339	6
Magazine publishing	78,501	80,017	(2)	303,096	299,772	1
Cable television	120,557	104,149	16	445,958	430,980	3
Corporate office	12,187	9,484	29	42,528	32,600	30

	$924,518	$791,872	17	$3,445,123	$3,038,973	13

Operating Income:
Education	$5,287	$42,582	(88)	$130,189	$157,835	(18)
Newspaper publishing	29,040	38,369	(24)	63,389	125,359	(49)
Television broadcasting	49,821	41,583	20	160,831	142,478	13
Magazine publishing	17,465	18,970	(8)	27,949	45,122	(38)
Cable television	26,768	24,826	8	119,974	76,720	56
Corporate office	(12,187)	(9,484)	(29)	(42,528)	(32,600)	(30)

	$116,194	$156,846	(26)	$459,804	$514,914	(11)

Depreciation:
Education	$15,700	$12,039	30	$51,820	$39,453	31
Newspaper publishing	8,996	9,006	0	35,729	36,556	(2)
Television broadcasting	2,532	2,775	(9)	9,915	10,202	(3)
Magazine publishing	730	662	10	2,640	2,801	(6)
Cable television	28,506	24,647	16	103,892	100,031	4
Corporate office	365	409	(11)	1,299	1,500	(13)

	$56,829	$49,538	15	$205,295	$190,543	8

Amortization of intangibles and goodwill impairment charge:
Education	$2,150	$2,354	(9)	$5,186	$5,595	(7)
Newspaper publishing	292	292	0	1,168	1,119	4
Television broadcasting	—	—	—	—	—	—
Magazine publishing	—	—	—	9,864	—	—
Cable television	173	172	1	689	764	(10)

	$2,615	$2,818	(7)	$16,907	$7,478	126

Pension Credit (Expense):
Education	$(1,043)	$(772)	35	$(3,064)	$(2,365)	30
Newspaper publishing	(2,910)	15	—	(56,785)	(784)	—
Television broadcasting	469	735	(36)	1,413	2,939	(52)
Magazine publishing	9,036	9,934	(9)	34,704	38,184	(9)
Cable television	(425)	(323)	32	(1,575)	(1,252)	26
Corporate office	—	—	—	(2,900)	—	—

	$5,127	$9,589	(47)	$(28,207)	$36,722	—

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